Exhibit 10.1

July 7, 2011

John Griff

233 Springfield Avenue

Summit, NJ 07901

Dear John:

I am pleased to confirm the terms of your employment with Gleacher & Company, Inc.  (the “Company”).

1.                                       “Effective Date”. July 18th, 2011.

2.                                       Position.  On the Effective Date, you will begin to serve as Chief Operating Officer of the Company.  In that capacity, you will report directly to the Chief Executive Officer of the Company (the “CEO”) and have the customary authority, duties and responsibilities that accompany this position and such other positions and duties as may be assigned to you by the CEO from time to time.

3.                                       Location.  You will perform your duties at the Company’s headquarters in New York, New York (and such travel to other locations as business requires).

4.                                       Annual Base Salary.  Your annual base salary will be $350,000 per year (the “Annual Base Salary”), payable at the times consistent with the Company’s general policies regarding compensation of executives.

5.                                       Annual Bonus Opportunity.  You will be eligible to be awarded an annual bonus that will be determined by the Executive Compensation Committee of the Board (the “Committee”) based on the achievement of performance goals (established or as may be established by the Committee) and the terms of the Company’s applicable incentive plan as in effect from time to time and otherwise consistent with the Committee’s procedures and methodologies with respect to determinations and awards, including the form of payment and timing, for similarly situated senior executive officers of the Company; provided that, subject to the achievement of the applicable performance goals and the applicable individual limit (pro-rated for the portion of the 2011 fiscal year during which you are employed) under the Company’s incentive plan and your continued employment with the Company though December 31, 2011, the actual bonus for the 2011 fiscal year will be not less than $350,000.

6.                                       Equity Award.  As an inducement to commence employment with the Company, on the first business day after the day on which the 24-hour period immediately following the Company’s public release of earnings in respect of the Company’s last completed fiscal quarter prior to the Effective Date expires (the “Grant Date”), you will be granted a stock option to acquire 1,000,000 shares of

Company common stock with an exercise price equal to the Fair Market Value (as defined in the Company’s 2007 Incentive Compensation Plan (the “Stock Plan”)) on the Grant Date (the “Option Award”).  The Option Award will be granted pursuant to the terms of the form of option award agreement attached hereto as Exhibit A (the “Option Agreement”).

7.                                       Employee and Fringe Benefits.  You will be entitled to employee and fringe benefits on the same basis as those provided from time to time to similarly situated senior executives of the Company.

8.                                       Company Policies; Regulatory and Licensing Requirement.  You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time.  By signing this letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing.

9.                                       Restrictive Covenants.

•                  Confidentiality.  Except (i) as required in order to perform your obligations to the Company, (ii) as may otherwise be required by law or any legal process, or (iii) as is necessary in connection with any adversarial proceeding against the Company (in which case you shall use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), you shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of Company’s or an Affiliate’s (as defined below) Confidential Information (as defined below) at any time during or after your employment with the Company or any of its Affiliates.  For purposes of this letter, “Confidential Information” shall mean any valuable, competitively sensitive, proprietary or non-public data and information related to business carried on by the Company or any Affiliate (the “Business”), including, without limitation, Trade Secrets (as defined below), that are not generally known by or readily available to the Company’s or any Affiliate’s competitors.  “Trade Secrets” shall mean information or data of Company or any of its Affiliates in connection with the Business, including, but not limited to, technical or non-technical data, financial information, strategies, forecasts, new products, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or any information related to actual or potential customers or suppliers, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  You acknowledge and agree that (A) the Confidential Information and Trade Secrets have been developed and created by the Company at substantial expense and constitute valuable proprietary assets, (B) the Company will suffer irreparable harm which will be difficult to compute if you violate the provisions in this paragraph and (C) the provisions of this paragraph are reasonable and necessary for the protection of the business of the Company.

•                  Non-Competition.  You agree that while employed by the Company and at all times during the one-year period following your termination of employment for any reason (the “Restricted Period”), you will not, directly or indirectly, (i) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that provides, sells or markets products or services that compete or will compete with the products and/or services provided, marketed, sold or being developed by the Company or its Affiliates (a “Competitor”), (ii) organize, establish or operate as a Competitor or manage or direct persons engaged in any business in competition with the businesses of the Company or any of its Affiliates, or (iii) acquire or have an ownership interest in any entity that derives revenues from any business in competition with the business of the Company or any of its Affiliates (except for passive ownership of five percent (5%) or less of an entity).

•                  Non-Solicitation of Customers.  You acknowledge and agree that during the Restricted Period you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, investor (excluding anyone who is an investor solely as a holder of shares of Company common stock),  supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

•                  Non-Solicitation/No Hire of Employees.  You acknowledge and agree that, without the Company’s written consent, during the Restricted Period, you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is (or was, during the preceding twelve months) employed by or providing services to the Company or one of its Affiliates to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or its Affiliates.  In addition, during the Restricted Period, you will not, without the Company’s written consent, directly or indirectly, hire any person who is (or who was during the preceding twelve months) an employee of the Company or its Affiliates.

•                  Enforcement; Remedies.  You understand that the provisions of this paragraph 9 may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to you.  You further agree that you have received due and valuable consideration in connection with your agreement to the provisions of this paragraph 9, including without limitation, your employment by the Company and the benefits and rights provided under this letter and the Option Agreement.  You also agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants in this paragraph 9 and that, in addition to any other remedies at law including money damages and the right to withhold payments otherwise due to you, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute pending arbitration as described in paragraph 11 below.  With respect to any provision of this paragraph 9 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.  If any of the covenants of this paragraph 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.  For purposes of this paragraph 9, “Affiliate” means an entity in control of, controlled by or under common control with Company.

10.                                 Representations.  You acknowledge and warrant that you are currently free to commence employment with the Company pursuant to the terms of this letter and you are not restricted in any way, including by way of restrictive covenants with prior employers, from fulfilling all of the duties set forth in this letter.

11.         Miscellaneous.

•                  Entire Agreement; Amendment.  This letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein.  This letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.

•                  Severability.  The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

•                  Governing Law.  This letter will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.  The Company’s obligations hereunder are subject to compliance with any applicable standards and restrictions imposed under law or regulation as in effect from time to time.

•                  Tax Matters.  The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  It is intended that the payments and benefits provided under this letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ( “Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this letter shall be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this letter will be treated as a separate payment for purposes of Section 409A.  In no event shall the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this letter or otherwise.

•                  Dispute Resolution.  Subject to paragraph 9 of this letter, all disputes arising out of, or related to, this letter, or the breach thereof, shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.

•                  Successors.  This letter is personal to you and without the prior written consent of the Company will not be assignable by you.  This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees.  This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

•                  Headings.  The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.

•                  Counterparts.  This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

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If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Company.

We look forward to your working with us.

Sincerely,

Gleacher & Company, Inc.

	By:	/s/ Thomas J. Hughes
Name: Thomas J. Hughes
Title: Chief Executive Officer

Accepted and agreed to this
7th day of July 2011.

/s/ John Griff
John Griff